Exhibit 5.1

October 25, 2018

Voya Financial, Inc.

230 Park Avenue,

New York, New York 10169

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Voya Financial, Inc., a Delaware corporation (the “Company”), and Voya Holdings Inc., a Connecticut corporation (the “Guarantor”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4 (including the documents incorporated by reference therein, the “Registration Statement”) relating to the proposed offer to exchange the Company’s outstanding unregistered 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048 (the “Original Securities”) for up to $350,000,000 aggregate principal amount of its new 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048 (the “Exchange Securities”). The Exchange Securities will be issued under a junior subordinated debt indenture dated as of May 16, 2013 (the “Base Indenture”) among ING U.S., Inc. (subsequently renamed Voya Financial, Inc.), Lion Connecticut Holdings Inc. (subsequently renamed Voya Holdings Inc.), and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture dated as of January 23, 2018 (the “Second Supplemental Indenture”) among the Company, the Guarantor and the Trustee. The Base Indenture, as supplemented by the Second Supplemental Indenture, is herein called the “Indenture.” The Exchange Securities will be guaranteed on an unsecured, junior subordinated basis (the “Guarantee”) by the Guarantor.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement; and

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(b)	executed copies of the Base Indenture and the Guarantee set forth therein, including the combined form of the Original Securities and the Exchange Securities, and the Second Supplemental Indenture.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Securities have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Original Securities, (a) the Exchange Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, and (b) the Guarantee will be the valid, binding and enforceable obligation of the Guarantor, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantor, (a) we have assumed that the Company, the Guarantor and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company or the Guarantor regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation (excluding for such purposes any matter relating to the insurance laws or regulations of any such jurisdiction)), (b) we express no opinion with respect to the effect of any mandatory choice of law rules and (c) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The waiver of defenses contained in Section 12.02 of the Base Indenture may be ineffective to the extent that the waiver of any such defense is against public policy in New York.

In rendering the foregoing opinions, we have further assumed that the Exchange Securities will conform to the form thereof that we have reviewed and will be offered, issued and delivered in accordance with applicable law and any requirements therefor set forth in any corporate action authorizing the Exchange Securities and the Indenture and in the manner contemplated by the Registration Statement.

In rendering the foregoing opinions, we have relied without independent investigation, as to matters relating to the law of the State of Connecticut, on the opinion of Day Pitney LLP, which is filed as a part (Exhibit 5.2) of the Registration Statement, and our opinions are subject to all of the limitations and qualifications contained therein. Except insofar as we

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have relied on such opinion, the foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York (excluding for such purposes any matter relating to the insurance laws or regulations of any such jurisdiction).

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Validity of the New Notes and Guarantees of the New Notes” and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Pamela L. Marcogliese
Pamela L. Marcogliese, a Partner